UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 27, 2009

First National Community Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Pennsylvania	333-24121	23-2900790
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

102 E. Drinker St., Dunmore, PA	18512
(Address of principal executive offices)	(Zip Code)

(570) 346-7667

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

CURRENT REPORT ON FORM 8-K

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On April 27, 2009, Joseph O. Haggerty notified First National Community Bancorp, Inc (the “Registrant”) of his retirement from the board of directors of the Registrant and its wholly-owned subsidiary, First National Community Bank, effective April 30, 2009.

Item 8.01. Other Events.

The Registrant expects to record a provision for loan losses of approximately $4.35 million for the second quarter of 2009, compared to a provision of $360,000 in the first quarter of 2009. As a result, the total provision for loan losses for the year ending December 31, 2009 is now expected to be approximately $13.4 million. The expected increase in the provision for loan losses is a result of a variety of factors including current and expected economic conditions, as well as an increase in non-performing assets and net charge-offs primarily in the commercial real estate portfolio.

Due to the anticipated negative financial impact from the increase in the total provision for loan losses, the Registrant expects to decrease its dividend for the second quarter and remainder of 2009 in order to conserve capital and strengthen the balance sheet.

In addition, the Registrant expects to record non-cash charges for the second quarter of 2009 related to an other-than-temporary impairment of certain pooled trust preferred investment securities.  The other-than-temporary impairment charge is expected to be approximately $240,000.

As previously disclosed, the Registrant, like other financial institutions, maintains a portfolio of investment securities, which may from time to time include pooled trust preferred securities, both as a means to deploy assets and as a source of liquidity.

The Registrant has concluded that a $3.0 million issue of these pooled trust preferred securities has become other-than-temporarily impaired based upon its analysis of estimated cash flows in accordance with United States generally accepted accounting principles (“GAAP”).  The $240,000 impairment charge represents the credit component of the price deterioration of the security, while the remainder of the fair value deficiency will be recorded in Other Comprehensive Income in accordance with GAAP.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized.

First National Community Bancorp, Inc.
(Registrant)

Dated: April 29, 2009	/s/ William S. Lance
William S. Lance
Treasurer and
Principal Financial Officer